CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated May 30, 2017, relating to the consolidated financial statements and consolidated financial highlights of REX Gold Hedged S&P 500 ETF, a series of Exchange Traded Concepts Trust, for the period ended March 31, 2017, and to the references to our firm under the headings “Consolidated Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Consolidated Financial Statements” in the Statement of Additional Information.

/s/Cohen & Company, Ltd.
Cleveland, Ohio
July 28, 2017